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                                                                     Exhibit 5.1

                               Opinion of Counsel

                                January 20, 2000

Mercury Interactive Corporation
1325 Borregas Avenue
Sunnyvale, California 94089

   Re: Registration Statement on Form S-3

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 20, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 387,892 shares of your common stock (the "Shares"), all of which are issued and outstanding and to be offered for sale for the benefit of certain selling shareholders. The Shares are to be sold from time to time in the over-the counter-market at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for Mercury Interactive Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

   It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                          Very truly yours,

                                          General Counsel Associates LLP

                                          /s/ General Counsel Associates LLP